Exhibit 2.3

AMENDED AND RESTATED

VOTING AGREEMENT

THIS AMENDED AND RESTATED VOTING AGREEMENT, entered into as of June 6, 2005, between the undersigned shareholder (the "Shareholder") of MED-I-BANK, INC., a Michigan corporation (the "Company"), and METAVANTE CORPORATION, a Wisconsin corporation ("Parent") ("Shareholder" and "Parent" are collectively referred to herein as the "Parties" and individually as a "Party"), amends and restates the original Voting Agreement, dated as of May 9, 2005 (the "Original Voting Agreement"), between the Shareholder and Parent in its entirety.

The term "Shares", as used herein, shall mean any and all shares of capital stock of the Company which carry voting power with respect to the Merger (as defined below) or any other matters that may be submitted to a vote or approval by any of the shareholders of the Company, now owned and/or subsequently acquired by the Shareholder through purchase, gift, stock splits, stock dividends, exercise of stock options or otherwise.

RECITALS

The Shareholder and Parent acknowledge the following:

A.

Concurrent with the execution of the Original Voting Agreement, the Company, Parent and LAH Merger Corp. ("Merger Sub"), a wholly owned subsidiary of Marshall & Ilsley Corporation ("M&I"), entered into a Merger Agreement and Plan of Reorganization, dated as of May 9, 2005, as amended as of May 31, 2005 for the purpose of adding M&I as a signatory thereto as M&I will pay the Merger Consideration thereunder, including shares of M&I Common Stock (the “Merger Agreement”), providing for the business combination transaction contemplated therein pursuant to which Merger Sub will merge with and into the Company pursuant to the terms and conditions of the Merger Agreement (the "Merger").  Capitalized terms used herein but not defined shall have the meanings set forth in the Merger Agreement.

B.

Upon consummation of the Merger, the Shareholder will receive a portion of the Merger Consideration in exchange for the Shares owned by the Shareholder.

C.

In order to induce Parent and Merger Sub to enter into the Merger Agreement and in consideration of the substantial expenses incurred and to be incurred by Parent and Merger Sub in connection therewith, the Shareholder agreed to enter into and perform the Original Voting Agreement.

AGREEMENTS

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Section 1.  Voting Agreement

Section 1.01.  Voting of Shares.

(a)

At any meeting of the shareholders of the Company, however called, and at every adjournment thereof, or in connection with any written consent of the shareholders of the Company, the Shareholder will cause all of his Shares to be voted, until the Termination Date, (A) in favor of the Merger and the approval and adoption of the Merger Agreement attached hereto as Exhibit A, and (B) against any proposal submitted to the Company's shareholders which could result in (i) an Acquisition Transaction or any agreement or transaction that is intended to, or could reasonably be expected to, materially impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Merger or (ii) a breach in any material respect of any covenant, representation or warranty or any obligation or agreement of the Company under the Merger Agreement.

Section 1.02.  No Proxies or Encumbrances.  Other than as provided in this Agreement, the Shareholder, until the Termination Date, shall not (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any of the Shares, (ii) sell, assign, transfer, encumber or otherwise dispose of or enter into any contract, option or other arrangement or understanding with respect to, the direct or indirect sale, assignment, transfer, encumbrance or other disposition of any of his or her Shares or any interest therein or (iii) seek or solicit any of the foregoing.

Section 1.03.  No Solicitation.  The Shareholder, acting solely in his or her capacity as a shareholder, shall not, until the Termination Date, directly or indirectly, (a) initiate, solicit or encourage (including by way of furnishing information or assistance), or take other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Transaction, (b) participate in any discussions or negotiations regarding an Acquisition Transaction, (c) enter into any agreement with respect to an Acquisition Transaction (other than the Merger Agreement), (d) solicit proxies or take any action to facilitate a "solicitation" (as such term is defined in Regulation 14A under the Exchange Act) with respect to an Acquisition Transaction (other than the Merger Agreement), (e) initiate a shareholders' vote or action by consent of the Company's shareholders with respect to an Acquisition Transaction, or (f) become a member of a "group" (as such term is defined in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company that takes any action in support of an Acquisition Transaction.

Section 2.  Representations and Warranties.  The Shareholder represents and warrants to Parent as follows:

Section 2.01.  Valid Title.  The Shareholder is the true and lawful owner of 100% of the Shares set forth on Schedule 1 hereto with full power to vote and dispose of such Shares and there are no restrictions on the Shareholder's voting rights or rights of disposition pertaining thereto except as set forth in this Agreement and in the Third Amended and Restated Stockholders Agreement dated as of June 3, 2004 by and among the Company and the Holders (as defined therein).  None of the Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares.

Section 2.02.  Non-contravention.  The execution, delivery and performance by the Shareholder of this Agreement and the consummation of the transactions contemplated hereby, do not and will not contravene or constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Shareholder or to a loss of any benefit of the Shareholder under any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding on the Shareholder.

Section 2.03.  Binding Effect.  This Agreement constitutes a valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally.  If the Shareholder is married and the Shares set forth on the signature pages hereto next to the Shareholder's name constitute community property under applicable laws, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, the Shareholder's spouse, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally.  If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into and perform this Agreement and has obtained any necessary consents in connection with execution of this Agreement.

Section 2.04.  No Other Shares.  The number of Shares set forth on Schedule 1 hereto are the only Shares owned, beneficially or of record, by the Shareholder.

Section 2.05.  Material Information.  The Shareholder has received information with respect to the Merger which allows the Shareholder to objectively vote on the Merger and the Merger Agreement.

Section 3.  Irrevocable Proxy.  Subject to the last sentence of this Section 3, by execution of this Agreement, the Shareholder does hereby appoint Parent as the Shareholder's true and lawful attorney and irrevocable proxy, to the fullest extent of the undersigned's rights with respect to the Shares, to vote, if the Shareholder is unable to perform his or her obligations under this Agreement, each of such Shares solely with respect to the matters set forth in Section 1 hereof.  The Shareholder intends this proxy to be irrevocable and coupled with an interest hereunder until the Termination Date and hereby revokes any proxy previously granted by the Shareholder with respect to voting the Shares on the matters set forth in Section 1.  Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Termination Date.

Section 4.  Miscellaneous.

Section 4.01.  Notices.  All notices, requests and other communications to any Party hereunder shall be deemed to have been duly given when delivered in person, by telegram, facsimile or by registered or certified mail (postage prepaid, return receipt requested) to such Party at its address set forth on the signature pages hereto.

Section 4.02.  Amendments.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in a writing that refers to this Agreement and signed, in the case of an amendment, by each of the Parties hereto, or in the case of a waiver, by the Party against whom the waiver is to be effective.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 4.03.  Severability.  If any provision of this Agreement or the application thereof to any Party or set of circumstances shall, in any jurisdiction and to any extent, be finally held invalid or unenforceable, such term or provision shall only be ineffective as to such jurisdiction, and only to the extent of such invalidity or unenforceability, without invalidating or rendering unenforceable any other terms or provisions of this Agreement or under any other circumstances, and the Parties shall negotiate in good faith a substitute provision which comes as close as possible to the invalidated or unenforceable term or provision, and which puts each Party in a position as nearly comparable as possible to the position it would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.

Section 4.04.  Entire Agreement.  This Agreement constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof, including, without limitation, the Original Voting Agreement.

Section 4.05.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided that no Party may assign, delegate or otherwise transfer all or any of its rights or obligations under this Agreement without the consent of the other Party hereto.

Section 4.06.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each Party hereto shall have received counterparts (or signature pages) hereof signed by the other Party hereto.

Section 4.07.  Governing Law.  The terms of this Agreement shall be construed in accordance with and governed by the law of the state of Michigan (without regard to principles of conflict of laws).

Section 4.08.  Specific Performance.  Each of the Parties acknowledges and agrees that the Parties' respective remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of that fact, each agrees that, in the event of a breach or threatened breach by any Party of the provisions of this Agreement, in addition to any remedies at law, each Party, respectively, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

Section 4.09.  Certain Events.  The Shareholder agrees that this Agreement and the obligations hereunder shall attach to its Shares and shall be binding upon any person to which legal or beneficial ownership of such shares shall pass, whether by operation of law or otherwise.

Section 4.10.  No Revocation.  The voting agreements contained herein are coupled with an interest and may not be revoked.

Section 4.11.  Action as Directors.  Nothing in this Agreement is intended to restrict the Shareholder from taking any action in his capacity as a director or officer of the Company.

Section 4.12.  Gender.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

Section 4.13.  Termination Date.  This Agreement shall automatically terminate upon the first to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated pursuant to Article VI thereof, (c) upon mutual written agreement of the Parties to terminate this Agreement or (d) October 1, 2005 (such date of termination, the "Termination Date").  Upon termination of this Agreement, no Party shall have any further obligations or liabilities under this Agreement; provided, however, such termination shall not relieve any Party from liability for any breach of this Agreement prior to termination hereof.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement or caused this Agreement to be duly executed by their respective authorized officers or representatives as of the day and year first above written.

METAVANTE CORPORATION

By:  /s/ N. J. Daroga

Name:  Norrie J. Daroga

Title:    Senior Vice President and

Chief Risk Officer

Notices to:

Metavante Corporation

4900 West Brown Deer Road

Brown Deer, WI 53223

Attention:  Chief Risk Officer

COUNTERPART SIGNATURE PAGE

TO AMENDED AND RESTATED VOTING AGREEMENT

SHAREHOLDER

WIND POINT PARTNERS III, L.P.

By:  Wind Point Investors, LLC

         Its General Partner

By: /s/ James E. Forrest

      Name:  James E. Forrest

      Title:  Managing Member

Notices to:

Wind Point Partners III, L.P.

One Towne Square, Suite 780

Southfield, MI 48076

Attn:  James E. Forrest

         Michael L. Nelson

SCHEDULE 1

NUMBER OF SHARES OWNED BY SHAREHOLDER	NUMBER OF SHARES ISSUABLE UNDER OPTIONS HELD BY SHAREHOLDER